Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY AMENDS AND EXTENDS

AGREEMENT TO SELL TECO COAL

TAMPA, Fla. (Dec. 24, 2014) — TECO Energy Inc. (NYSE:TE) today announced that it has entered into an agreement with Cambrian Coal Corporation to modify the terms of the Securities Purchase Agreement (SPA) dated as of October 17, 2014, related to the sale of TECO Coal. Under this amendment, the SPA is subject to termination by either party if the specified closing conditions are not met by February 20, 2015, rather than the Dec. 31, 2014, as originally specified.

TECO Energy CEO John Ramil stated, “This agreement best positions us to execute our strategy to exit the coal business in as expeditious a manner as is reasonable, while still receiving fair value for TECO Coal.”

The specifics of the amendment were filed with the SEC in the form of a Current Report on Form 8-K on this date.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 513,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: the ability of the purchaser to obtain suitable financing, for other closing conditions to be satisfied or waived, the potential renegotiation of the terms of the transaction, which may materially alter the current terms, and for TECO Energy to successfully close the sale transaction. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the Securities and Exchange Commission.

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Contact:	News Media: Cherie Jacobs - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: www.tecoenergy.com